Exhibit 99.1
Transcript of Reis, Inc. First Quarter 2008 Financial Results Call May 16, 2008
Speakers: Mr. Lloyd Lynford, President and Chief Executive Officer Mr. Jeffrey H. Lynford, Chairman Mr. Mark P. Cantaluppi, Vice President and Chief Financial Officer
OPERATOR:	Hello and welcome to the Reis First Quarter 2008 Earnings Conference Call. All participants will be in a listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. If you would like to ask a question during the Question and Answer Session, please press “*” then “1” on your touchtone phone. You will hear a tone to confirm that you have entered the list. If you decide you want to withdraw your question, please press “*” then “2”. If you should need assistance during the conference, please signal an Operator by pressing “*” then “0” on your touchtone phone. Please note this conference is being recorded. Now I would like to turn the conference over to Mr. Lloyd Lynford. Please go ahead.

LLOYD LYNFORD:	Good morning. This is Lloyd Lynford, President and CEO of Reis. Today, we have with us: Jeffrey Lynford, our Chairman and my brother; Jon Garfield, Reis's co-founder and Executive Vice President; Bill Sander, Reis Services's Chief Operating Officer; Mark Cantaluppi, Reis's Chief Financial Officer and other members of Reis's senior management team.

First, I need to provide our legal disclaimer. Today’s comments may include forward-looking statements, which involve a number of risks and uncertainties and are based on currently available information and current management outlook or expectations. Actual results may differ materially from those in the forward-looking statements. In addition, we do not plan to update any forward-looking statements to reflect subsequent events or circumstances if our expectations change. For more information relating to the risks and uncertainties involved in our forward-looking statements and the Company generally, please see the Risk Factors and the Forward-Looking Statements sections of our recent filings with the SEC, including our first quarter 10-Q and our 2007 10-K. This call is being broadcast live over the Internet and will be available for replay for a period of time following the call. A link to the webcast for this call as well as information on the replay is available at http://www.Reis.com/events.

Today, we have a three-part presentation for you and we will presume that all participants on this call have read the Company’s most recent 10-Q and press release filed on May 12, 2008. I will begin by reviewing Reis’s first quarter. I will in turn ask Jeff Lynford to briefly review the status of our three real estate projects and Mark Cantaluppi will then review our first quarter financial performance. We will then open the telephone lines for your questions. We ask that when you speak, please state your name and the organization with which you are affiliated.

We are pleased to update you on our performance and to discuss the record revenue and EBITDA that the Reis Services segment posted during the first quarter. The Company’s commercial real estate market data and analytics continue to be “must have” information for the nation’s lenders and equity investors as they navigate uncertain markets. In previous calls, we have noted how during past cyclical downturns, investors began to ask themselves difficult questions, including which market should I continue to be active in; which markets to exit; which property types make the most sense; how much might the values of my assets be impacted by changes in supply, demand and rent. These are questions that are central to any investor’s enterprise and always demand timely, accurate and actionable market information. Our historical experience has been a reliable guide. Investors, once again, are asking themselves hard questions and demanding hard information with which to answer them. Our growth also depends upon constantly improving our product, on innovation and execution. Yesterday, Reis introduced coverage on yet another 20 metropolitan office markets, bringing our total coverage to 102 office markets. An additional 30 office markets will be added in August, bringing the total to 132. We have been encouraged in this initiative by the success of last year’s apartment market expansion. As you may recall, we added 87 metropolitan apartment markets in 2007, bringing our total coverage to 169 apartment markets. This initiative has already proven profitable and is evidence that our research methodology and our overall efficiency allow us to introduce new markets quickly and with positive financial impact.

There is no other firm that provides the breadth and depth of market coverage and analytics as Reis. The importance of these market expansion initiatives cannot be overstated. They allow Reis to accomplish several important business objectives, including providing our account managers new content to sell to our existing subscribers. But they also support our longer-term strategy of selling our information services to what we refer to as the “base of the pyramid” – the huge number of regional and local firms that constitute the overwhelming share of commercial real estate organizations. Yesterday’s launch includes a concentration of markets in California and Florida, states with significant activity in both investments and new developments. Our sales force’s ability to sell subscriptions to prospects whose interests are more regionally focused in those states has now been significantly enhanced. They can call, for example, on a prospect doing business in Florida and who requires data coverage to match up well with their geographic and property type needs before justifying the commitment of an annual subscription. Yesterday’s addition of the Tallahassee, Fort Myers and Sarasota office markets, among others, will tip the scale in our favor as we attempt to serve lenders and investors who have interests in Florida or the Southeast. Our expansion efforts will continue beyond 2008 as we prepare to launch coverage on additional retail markets in 2009.

Later on this call, Mark Cantaluppi will discuss our financial results in detail. I will just provide a few highlights for the Reis Services segment. Keep in mind that the first quarter 2007 period that I am referencing is presented on a pro forma basis in order to show more meaningful comparison with the first quarter of 2008. The pro forma adjustments take into account events such as the May 2007 merger and the change in Private Reis’s fiscal year. Total revenues for the three months ended March 31, 2008 were $6.4 million, representing an 18% increase in subscription revenue from the 2007 pro forma period. EBITDA for the Reis Services segment was approximately $2.7 million, representing a 42% EBITDA margin and a 55% EBITDA growth rate over pro forma EBITDA of approximately $1.7 million for the corresponding pro forma period in 2007.

I would now like to turn the call over to Jeff Lynford to discuss our three real estate projects.

JEFFREY LYNFORD:	Thank you Lloyd. At March 31, 2008, the Company's net equity in the real estate projects totaled $12.5 million, or approximately 16% of consolidated stockholders' equity, and were comprised primarily of the following three projects:

•	Gold Peak is our 259 unit condominium development in Highlands Ranch, Colorado. 205 units were sold as of March 31, 2008, with an additional 13 units under contract. Since March 31st, we have signed contracts for an additional five units and closed seven. During the first quarter, we had a net reduction in debt of $3.2 million on this project.

•	The Orchards is a single-family home development in East Lyme, Connecticut, upon which the Company could build 161 single-family homes on 224 acres. Twenty-one homes were sold as of March 31, 2008 and an additional three homes were under contract. Since March 31st, we have closed one additional home. In April, we extended the debt on this project to June 2009 with an increase in interest rates of 35 basis points, bringing it to LIBOR plus 2.5%, and other modifications.

•	The Stewardship is a single-family home development in Claverack, New York, which is subdivided into 48 developable single-family home lots on 235 acres. Two models are expected to be completed and opened this summer.

We are battling a weak sales market in East Lyme and are looking at alternative strategies for our project, including selling improved lots or bulk selling all or a portion of the project. While it is impossible to predict future housing market conditions, which may affect the value of our properties, we believe that the current asset values for our development projects are appropriate at this time.

I would like to highlight our strong performance in the first quarter of 2008 at our Gold Peak project. We closed 20 units at Gold Peak this past quarter, which is comparable to the 21 units we closed in the first quarter of 2007. It is also comparable to the 18 units we closed in the fourth quarter of 2007. Our pricing is holding as we are starting to sell out certain types of units. We have now sold 84% of our total units at Gold Peak and expect to close the remaining 16%, or 41 units, within the next 12 months.

I would now like to turn the call over to Mark Cantaluppi to talk about our first quarter 2008 financial results.

MARK CANTALUPPI:	Thank you Jeffrey. The financial information I will present today includes the actual results for the first quarter of 2008, as compared to the results for the first quarter of 2007, on a pro forma basis, and the results for the quarter ended December 31, 2007. As a reminder, prior to the May 2007 merger, Wellsford’s operations were accounted for under the liquidation basis of accounting. We continue to present financial information in two operating segments, the information business, which we refer to as Reis Services, and the Residential Development Activities segment. Management believes that the utilization of segment reporting will assist stockholders in analyzing the two separate businesses. Accordingly, I will describe our operations in that manner.

Consolidated revenue for the first quarter of 2008 aggregated $14.8 million, which is comprised of subscription revenue of $6.4 million and sales revenue from Residential Development Activities of $8.4 million. The consolidated net income was $448,000 for the first quarter 2008, or $0.04 and $0.01 per share on a basic and fully diluted basis, respectively. The Company also reports EBITDA, which we believe is a useful measure to understand the financial performance of Reis Services. Since EBITDA is a non-GAAP financial measure, I must caution you about its limitations. In the MD&A section of our 10-Q on page 33 and in our May 12, 2008 press release, we include cautionary language about the use of EBITDA as a non-GAAP measure and present reconciliations of net income to EBITDA for the three-month periods ended March 31, 2008 and December 31, 2007, as well as for the first quarter of 2007 on a pro forma basis.

While Lloyd has already provided a highlight of certain financial information for Reis Services, I would like to review the segment’s performance and comparative results in greater detail. EBITDA for Reis Services was $2.7 million for the first quarter of 2008, representing 42% margin. For comparison purposes, Reis Services had the following growth. In the first quarter of 2008, revenue grew approximately 18% over pro forma first quarter 2007, from $5.4 million to $6.4 million. EBITDA grew 55%, from $1.7 million on a pro forma basis in the 2007 period to $2.7 million in the 2008 quarter. The EBITDA margin improved from 32% to 42%. Comparing the results of the first quarter 2008 and the fourth quarter of 2007, revenue was stable at $6.4 million. EBITDA grew 4.5% from $2.6 million in the 2007 fourth quarter to $2.7 million in the 2008 period. The EBITDA margin improved from 40% to 42%.

I would like to offer you an insight into the Reis Services revenue trend and related recognition policy. Reis Services is able to grow revenue through new business as well as price increases in connection with renewals. Regarding the consecutive quarter revenue numbers, Reis Services have historically experienced higher revenue during the second half of any calendar year because a greater number of our contracts have renewed, coupled with price increases, in the second half of each year. This results from several historical operating facts. First, Reis SE was launched in June 2001 and as a result, our initial contracts were bunched in the end of that year. Second, historically, Private Reis’s fiscal year ended on October 31st of each year and many contracts were executed and/or renewed shortly before the end of that fiscal year. Third, many of our customers prefer to sign contracts in the fourth calendar quarter in conjunction with spending remaining funds for the current year’s budget or determining allocations with respect to future budgets. Fourth, we are a subscription-based business, where the majority of our contracts are for an annual or multi-year period. We recognize subscription revenue on a straight-line basis over the life of the relevant contract. Therefore, any increase in revenue related to the contract renewal would only occur in the period in which the renewals occur. Following that quarterly period, there would be no consecutive quarter-over-quarter revenue growth until the period in which the next renewal, coupled with a price increase, occurs.

Accordingly, meaningful revenue growth occurs in heavy renewal periods in conjunction with any price increases. Also, other factors may impact consecutive quarter-over-quarter growth, including the introduction of new products and ad hoc consulting or valuation work. These items, however, did not have a material impact in the first quarter of 2008.

Following are some balance sheet statistics. At March 31, 2008, we reported total assets aggregating $137.7 million. Cash and cash equivalents aggregated $25.6 million between our two segments, which we believe is sufficient to meet our current operational and contractual needs and required liquidity under the terms of our construction loans for our Residential Development Activities. Our most restrictive liquidity requirement has been reduced to $7.5 million in connection with the East Lyme refinancing. The Company reported deferred revenue of $12.6 million, which represents revenues for which we have billed and/or received payments from our customers, related to services that we will provide in the future. As time passes, these deferred revenues are recognized as income primarily on a straight-line basis over contractual periods. Total debt aggregated $34.7 million, of which $10.2 million relates directly to the Residential Development Activities and $23.9 million is the remaining outstanding balance of the Reis Services acquisition debt.

Stockholders’ equity was $80.6 million. The Company has approximately 10.9 million common shares outstanding, which equates to a book value per share of $7.33 at March 31, 2008. Directors and senior management of the Company beneficially own approximately 25% of the outstanding stock.

I would now like to turn the call back over to Lloyd.

LLOYD LYNFORD:	Thank you Mark. We are pleased to report that we are executing our business plan and demonstrating results. The product innovations that we have made at the Reis Services level continue to be well received by the market as our record revenue and EBITDA levels suggest. We continue to sell the remaining condominiums units at Gold Peak and we are redoubling our efforts to wind up our single-family development operations. We continue to meet with investors and prospective investors to tell our story and we are confident that as the earning power of the Reis Services segment becomes apparent to the marketplace, we will be rewarded with a stock price reflecting the multiples typically accorded to recurring revenue, business information providers.

Thank you for your continuing support of our enterprise and I now open up the call for questions.

OPERATOR:	Thank you. At this time, if you would like to ask a question, please press “*” then “1” on your touchtone phone. You will hear a tone to confirm that you have entered the list. If you decide you want to withdraw your question, please press “*” then “2”. That is “*” then “1” to ask a question. Our first question comes from Brad Kruze, a private investor. Please go ahead.
BRAD KRUZE, PRIVATE INVESTOR:
Thank you. As a non-real estate-oriented, just a retail investor type person, your product, how does it really differentiate from some of the things that a CoStar Group or other people in your space –what is it that is in your database that leads someone to subscribe versus some of the other products? Thank you.

LLOYD LYNFORD:	Good question. Well, I would first differentiate just from the markets that we serve. CoStar clearly is the leading provider of information to what we might call the space market. It primarily supports brokers and leasing agents to help them serve clients who are out in the marketplace looking to lease facilities. Reis, on the other hand, primarily serves the investor marketplace, those people who have capital at risk in either debt or equity investments. So that influence is the type of research that we each perform. They are going to be very, very focused on what we might call suite level availabilities. You know there might be space on the third floor of a building with northerly views, seven windowed offices. Our client base cares less about that type of information and more about information that influences the cash flow potential of the assets. So we are going to focus on things like concessions and absorption rates and a lot of the things that drive a discounted cash flow valuation for a property.

BRAD KRUZE, PRIVATE INVESTOR:	Okay, and a follow-up on that. It looks like you historically or your products have been apartment, stronger in the apartment space and now you are branching off into the office and other types of...?
LLOYD LYNFORD:	No, since we founded the Company, we went out and we covered the four major food groups or property types – office buildings, shopping centers, industrial and apartments and have for really the last 28 years. I think we do in fact differentiate ourselves in the apartment market coverage as there is clearly no other firm that is anywhere near the breadth of apartment coverage that we have. Even when we had, a year ago, 82 apartment markets, that far exceeded what anybody else was really providing at least with the granularity that we do. Now at 169 metropolitan apartment markets, that really represents clearly the leading position in apartment market coverage.

BRAD KRUZE, PRIVATE INVESTOR:	Okay, thank you.
LLOYD LYNFORD:	Next question?
OPERATOR:	Our next question comes from Russ Haberman from Haberman Fund. Please go ahead.
RUSS HABERMAN, HABERMAN FUND:	Good morning gentlemen, how are you?
LLOYD LYNFORD:	Well, how are you?

RUSS HABERMAN, HABERMAN FUND:	Could you tell us - you mentioned on the call when you go into new markets with the product, how quickly...basically, what are the costs and how quickly should that become accretive?
LLOYD LYNFORD:	Well, I can only speak generally to our experience of our apartment marketing expansion in the last year where it was really, I think, large and programmatic and I think the answer is that as we move into what we call these tertiary markets, our costs are relatively low because the amount of inventory that needs to be tracked in these smaller metropolitan areas is quite limited compared to our primary and secondary markets. This relates to my answer to the first question. Remember that we are not interested in suite level availability in buildings so what that means is that we do not need to be calling buildings on a 30-45 day rotational cycle like some other firms, primarily CoStar, in the marketplace and we publish our information on a quarterly basis. So, between the limited size of the inventory and the quarterly updating and some of our sampling techniques we are able to keep our costs quite low. We were very profitable with our apartment market initiative that we launched as I noted in my introductory remarks because we are able to identify the inventory in those markets quite quickly, survey them and bring product to market and sell it very quickly to our base of existing users as well as to the local and regional firms that I talked about in my opening comments.

RUSS HABERMAN, HABERMAN FUND:	Do you have a breakdown in your data - how much is say commercial real estate and how much is multi family apartment buildings?
LLOYD LYNFORD:	In terms of the size of our database?
RUSS HABERMAN, HABERMAN FUND:	Yeah.
LLOYD LYNFORD:	Clearly if you add together the office buildings, the shopping centers and the industrial properties in our database, that would far exceed the number of multi family properties that we have in our database.

RUSS HABERMAN, HABERMAN FUND:	Okay, thank you.
LLOYD LYNFORD:	Sure.
OPERATOR:	Our next question comes from Pat McLochlin from UBS. Please go ahead.
PAT McLOCHLIN, UBS:	Good morning. I've got really two or three questions. The first is how much debt is still attended to the Colorado project? How much is still outstanding (of the $10.9 million).
JEFF LYNFORD:	This is Jeff Lynford. Approximately $3.5 million at the end of the first quarter.
PAT McLOCHLIN, UBS:	Okay and so then $6.5 is divided between Orchards and Claverack?

JEFF LYNFORD:	It is all on The Orchards because the other is debt free.
PAT McLOCHLIN, UBS:
Okay…Lloyd, in terms of the base big account subscribers, what kind of color do you have that this upheaval in the real estate market has been good or bad in terms of your big users, their renewals, the volume of usage? Is there any churn? Is there any negative effect that you can see with your base business – the new expansions and the 20 smaller markets and the more dispersed services – that is all good, but I am kind of interested about just the core.

LLOYD LYNFORD:	Let me start with the big picture and see if I can narrow it down a little bit. Let’s say the most significant color that I can give is that we have seen as we have in past cyclical downturns, we’ve seen that certain large financial institutions particularly on the debt side, transaction volume may flatten. What that typically does is it heightens their internal concern about what remains on the balance sheet and particularly you could see Chairman Bernanke’s comments yesterday, that financial institutions have to do a better job with their risk management systems. Specifically, he mentioned quantifying the values of the assets on the balance sheet. Reis has historically been a major input into that process but what happens when the markets are quite frothy, people tend to forget about that responsibility. What has happened in the past and what is currently happening is that as a lot of these financial institutions who originated loans intended for securitizations are not able to securitize the assets and get them off the balance sheet, the risk managers start asking hard questions about what these assets are really worth and that, of course, goes into the reserve calculations and the P&L. So we have seen a heightened level of interest around using our data in that way as well as some specific projects around helping financial institutions do that. That tends to be an offset to any diminution in usage that may come through a flattening of transaction volume. So overall now to kind of break your question down, our renewal rate continues to hold up very, very well and our usage is actually increasing. When I say that our usage is increasing, the number of reports being pulled down on a monthly basis is increasing both on a gross basis, which you would expect because we continue to add new clients. More importantly, it continues to increase on a same-store-sales basis, which I think is evidence of what I was just describing. Other constituencies within the larger users turning up the heat, turn up the utilization of our information during these kinds of periods, which I think provides us, as it has historically, a good offset to any sluggishness in the transaction market. So we are quite pleased with our year-over-year revenue growth and we expect to have continued positive results with the large users. Now, that said, there are going to be individual financial institutions who might be heavily concentrated in, for example, issuing commercial mortgage backed securities. We will have a problem with that type of user in the current environment. The issuance of CMBS since the fall has been way, way down. So if we are talking I guess a meaningful distinction would be if we are talking about a broadly-based financial institution, that is one circumstance particularly favorable because there is this offset usage among risk managers.

PAT McLOCHLIN, UBS:	That is really the nature of my question. I mean the mortgage-backed issuers, that stands on its own merits. The base business to the large lenders was my question.

LLOYD LYNFORD:	We are very sanguine about how that has gone and we've been servicing these guys for many, many years. We are kind of an embedded resource within these organizations. It is not easy to flip the switch and say: all of our underwriters, all of our appraisers, all of our risk managers will all of a sudden be cut off from this information.

PAT McLOCHLIN, UBS:
And this last, it’s more a comment with a question mark at the end of it. The development portion of the Company is masking the success and masking the ability to have the stock value that success and you know, the Colorado project will be self liquidating and take care of $3.5 million of the debt. I would suggest that you all consider putting yourselves under a timetable, and it may be painful and it may require further writedowns, to disengage from the other two projects and my guess is that you will get back in stock valuation some multiple and maybe several multiples of what you actually have to bite the bullet and writedown if that is the way it works out. But, the stock, it has been a tough market but it has been kind of a negative experience or a dead issue and frankly, I think 2008 will continue just like it has been until this veil is lifted and we can look at you know the wonderful asset and the growth behind it. So I would just ask that you all give some consideration to speeding up whatever process of disengagement from the real estate operations that you, you know…

JEFF LYNFORD:	This is Jeff Lynford. We agree with you and we are doing that and stay tuned.
PAT McLOCHLIN, UBS:	Okay, thank you, that's all.
LLOYD LYNFORD:	Thank you.
OPERATOR:	As a reminder, if you would like to ask a question, please press “*” then “1” on your touchtone phone. You will hear a tone to confirm that you have entered the list. If you decide you want to withdraw your question, please press “*” then “2”.

We have another question from Russ Haberman from Haberman Fund. Please go ahead.

RUSS HABERMAN, HABERMAN FUND:	Quick question for Mark. Mark, have we hit the maximum or the high end of the cash flow margins on Reis Services, or what is your thought about that cash flow margin...income margin?
MARK CANTALUPPI:	Not at this point and time. What we are showing in our EBITDA growth of 55% is very strong but at this point and time, I wouldn't go and say that we've hit the peak.
LLOYD LYNFORD:	And just to add to that, this is Lloyd and I think one illustration of that is if you look at the year-over-year or quarter-over-quarter, either one, if you look at the growth in EBITDA over the growth in revenue, you’ll see that the lion’s share, more than the lion’s share, the overwhelming percentage of revenue is dropping into EBITDA and that proportion far exceeds the overall 42% number that Mark just referenced. So that tells you just mathematically on a weighted average basis, that if we continue to deliver that proportion of EBITDA margin over revenue, that the number in terms of overall EBITDA margin will weight upward, or would weight upward, if that happened.
RUSS HABERMAN, HABERMAN FUND:	Would you care to say what the marginal additional customer throws to the cash flow?
MARK CANTALUPPI:	No, that is not a number that we are comfortable disclosing at this time.
RUSS HABERMAN, HABERMAN FUND:	But, you are saying it is north of 40%?
LLOYD LYNFORD:	Just take a look at the EBITDA for whatever period, change period, you want, look at the change in EBITDA over the change in revenue and you will see a number that is startlingly high and I think that will tell you something.

RUSS HABERMAN, HABERMAN FUND:	Okay, again best of luck. Thank you.
LLOYD LYNFORD:	Thank you.
OPERATOR:	Again, as a reminder, if you would like to ask a question, please press “*” then “1” on your touchtone phone. You will hear a tone to confirm that you have entered the list. If you decide you want to withdraw your question, please press “*” then “2”.

(Pause)

LLOYD LYNFORD:	Well Camille, I think maybe we should wrap it up. I want to thank all the listeners for attending this quarter's update. We look forward to briefing you in the future on the performance of the Company. Thanks again.

OPERATOR:	The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.

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